Exhibit 10.1
AMENDMENT NO. 2 TO
OFFICE BUILDING LEASE
(1901 Main Street, Irvine: Alliance Bank)
     This AMENDMENT NO. 2 TO OFFICE BUILDING LEASE (“Amendment”) is made as of the 29th day of February, 2008, by and between PIEDMONT OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (“Landlord”), and ALLIANCE BANK, a California banking corporation (“Tenant”), with reference to the facts set forth in the Recitals below.
RECITALS
     A. Tenant and the predecessor-in-interest of Landlord previously entered into that certain Office Building Lease dated December 18, 2001, as amended by that certain Amendment No. 1 To Office Building Lease (the “First Amendment”) dated August, 2002 (such lease, as so amended, the “Lease”), whereby Tenant leases from Landlord those certain premises known as Suites 100 and 175 (the “Existing Premises”), consisting of approximately 8,174 total Rentable Square Feet on the ground floor of that certain building located at 1901 Main Street, Irvine, California (the “Building”).
     B. Tenant and Landlord desire to amend the Lease to add additional premises and to extend the term of the Lease, upon and subject to the terms and conditions set forth in this Amendment.
     C. Capitalized terms which are not defined in this Amendment shall have the meanings given to them in the Lease.
WITNESSETH
     NOW, THEREFORE, in consideration of the above Recitals and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:
     1. Addition of Second Floor Premises.
     (a) Effective as of the Second Floor Premises Delivery Date (as defined in Exhibit “C-I”), Paragraph 1(f) and (g) of the Lease is hereby amended to read in their entirety as follows:
(f) Building: An eight (8) story office building containing approximately 170,928 Rentable Square Feet, with the street address of 1001 Main Street, Irvine, California 92814. The parties acknowledge that the Rentable Square Feet of the Building shall be as set forth above and agree that the same shall not be subject to adjustment under Exhibit “B” or Exhibit “D”.
(g) Premises: Those certain premises known as Suites 100, 175 and 200 containing an aggregate of approximately 25,125 Rentable Square Feet (21,623 Usable Square Feet and comprised of the following: the premises (the “First Floor Premises”) known as Suites 100 and 175 as generally shown on the floor plan attached hereto as Exhibit “A-II”, located on the first (1st) floor of the Building, which premises contain approximately 8,174 Rentable Square Feet (6,861 Usable Square Feet) (the “First Floor Premises”), and the premises (the “Second Floor Premises”) known as Suite 200 as generally shown on the floor plan which is Exhibit “A-III” to this Lease, located on the second (2nd) floor of the Building, which premises contain approximately 16,951 Rentable Square Feet (14,762 Usable Square Feet). The parties acknowledge that the Rentable and Usable Square Feet of the Premises shall be as set forth above and agree that the same shall not be subject to adjustment under Exhibit “B” or Exhibit “D”.

     (b) Effective as of the Second Floor Rent Commencement Date, Paragraph 1(h) of the Lease is hereby amended to read in its entirety as follows:
(h) Tenant’s Percentage: Tenant’s percentage of the Building on a Rentable Square Foot basis is 14.70%, comprised of 4.78% for the First Floor Premises and 9.92% for the Second Floor Premises.
     (c) Exhibit “A-III” attached to this Amendment is hereby incorporated into the Lease and made a part thereof.
     (d) In the event of any conflict between the provisions of this Amendment relating to areas of the Premises and the Building and the provisions otherwise set forth in the Lease or the First Amendment, the provisions of this Amendment shall govern.
     2. Extension of Term.
     (a) Paragraph 1(i) of the Lease is hereby amended to read in its entirety as follows: “Term: The period beginning upon the Commencement Date and ending on June 30, 2018.”
     (b) The first sentence of Paragraph 3 of the Lease, entitled “Term,” is hereby amended to read in its entirety as follows: “The term of this Lease (“Term”) will be for the period designated in Paragraph 1(i), including any extensions of the Term pursuant to any provisions of this Lease or the written agreement of the parties.”
     (c) Paragraph 1(j) of the Lease is hereby amended to read in its entirety as follows: “Expiration Date: June 30, 2018.”
     (d) All references in the Lease to the “Initial Term” or the “original Term” or words of similar import shall mean and refer to the portion of the Term of the Lease ending on November 30, 2007.
     3. Monthly Base Rent.
     (a) Paragraph 1(m) of the Lease is hereby amended by adding the following at the end thereof:
The Monthly Base Rent for the period from December 1, 2007 through June 30, 2018 shall be as set forth in the following table:

		Per Rentable
Period	Monthly Base Rent	Square Foot

12/1/2007 to day prior to Second Floor Rent Commencement Date	$23,295.90	$2.85
Second Floor Rent Commencement Date to 11/30/2008 *	$71,606.25	$2.85
12/1/2008 to 11/30/2009	$73,754.44	$2.94
12/1/2009 to 11/30/2010	$75,967.07	$3.02
12/1/2010 to 11/30/2011	$78,246.08	$3.11
12/1/2011 to 11/30/2012	$80,593.47	$3.21
12/1/2012 to 11/30/2013	$83,011.27	$3.30
12/1/2013 to 11/30/2014	$85,501.61	$3.40
12/1/2014 to 11/30/2015	$88,066.66	$3.51
12/1/2015 to 11/30/2016	$90,708.66	$3.61
12/1/2016 to 11/30/2017	$93,429.91	$3.72
12/1/2017 to 6/30/2018	$96,232.81	$3.83

*	Notwithstanding the foregoing, in the event that the Second Floor Rent Commencement Date occurs prior to July 1, 2008, the amount of the Monthly Base Rent payable in respect of the period beginning upon the Second Floor Rent Commencement Date and continuing through June 30, 2008 shall be $47,451.08 per month, prorated on a daily basis for the number of days actually included within such period.

     (b) The “Second Floor Rent Commencement Date” shall be the first to occur of the following: (i) July 1, 2008, which date shall be subject to extension as provided in Section 6 of Exhibit C-I hereto; (ii) the date upon which Tenant commences to operate its business in all or any portion of the Second Floor Premises.
     (c) Upon execution of this Amendment, Tenant shall pay to Landlord the sum of $71,606.25 to be applied in partial satisfaction of the amount of the Monthly Base Rent payable in the first full calendar month following the Second Floor Rent Commencement Date.
     (d) Within thirty (30) days following the full execution and delivery of this Amendment, Tenant shall pay to Landlord the amount of the shortfall between installments of Monthly Base Rent theretofore paid by Tenant and the increased amount of Monthly Base Rent provided pursuant to the Lease as amended by this Amendment. Tenant shall not be required to pay any increased holdover rent pursuant to Paragraph 11(b) of the Lease in respect of any period prior to the expiration or termination of the Term, as extended by this Amendment, nor shall Tenant be required to pay any late payment charge or interest in respect of the increase in the Monthly Base Rent herein provided, so long as Tenant pays the same within such thirty (30) day period.
     4. Base Year; Operating Expenses.
     (a) Effective December 1, 2007: (a) Paragraph 1(n) of the Lease is hereby amended by deleting “2002” and substituting “2008” in place thereof as the Base Year in effect under the Lease from and after December 1, 2007; and (b) Section 4 of the First Amendment is hereby deleted in its entirety.
     (b) For the period from January 1, 2007 through November 30, 2007, the amount payable by Tenant pursuant to the Lease in respect of Tenant’s Percentage of Operating Expenses shall be determined as originally provided in the Lease (without reference to the amendment made pursuant to subsection (a) above), in the same manner as if the last day of the Term were November 30, 2007. Tenant shall not be required to pay any amount in respect of Tenant’s Percentage of Operating Expenses for the period from December 1, 2007 through December 31, 2008 (other than the Operating Expense Allowance included in Monthly Base Rent).
     (c) Notwithstanding anything to the contrary contained in the Lease, with regard to the aggregate amount included in Operating Expenses excluding insurance, utilities, taxes and security expenditures (with such exclusions, the “Capped Expenses”), for purposes of determining the amount payable by Tenant in respect of Tenant’s Percentage of Capped Expenses, in no event shall the amount of the Capped Expenses for any calendar year following the Base Year be increased by more than five percent (5%) per year on a cumulative basis, as provided below. Accordingly, for 2009 and each subsequent calendar year of the Term, the amount of the Capped Expenses shall in no event be greater the Capped Expenses for the 2008 calendar year (the “Initial Amount”) multiplied by a number of factors of 1.05 equal to the number of calendar years from 2008 to the year for which Capped Expenses are being determined. For example, the amount of the Capped Expenses used in calculating Tenant’s Percentage shall not be greater than the following amounts: in 2009, the Initial Amount times 1.05; in 2010, the Initial Amount times 1.05 times 1.05; in 2011, the Initial Amount times 1.05 times 1.05 times 1.05; etc.
     5. Security Deposit.
     (a) Current Security Deposit. Subject to the provisions of subsection (b) of this Section, the amount of the Security Deposit shall not be increased in connection with this Amendment and shall be remain in the amount specified in Paragraph 1(o) of the Lease.

     (b) Additional Security Deposit. Tenant shall deposit with Landlord, as an additional amount to be held as a Security Deposit under the Lease, Five Hundred Thousand Dollars ($500,000) (the “Additional Security Deposit”), not later than ten (10) days after the occurrence of a Triggering Event (as defined below). The Additional Security Deposit may be made in cash or a Letter of Credit (as defined below). The failure of Tenant to timely make such deposit shall constitute a default under the Lease, in respect of which Landlord shall have all of the rights and remedies provided pursuant to the Lease.
          (i) Triggering Event. For purposes of this subsection, “Triggering Event” shall mean either (A) that, as of the last day of any calendar quarter, Alliance Bank is no longer considered to be well capitalized under the prompt corrective action rules of the Federal Deposit Insurance Corporation (“FDIC”), as disclosed by Alliance Bank’s Report of Condition and Income (“Call Report”), which Alliance Bank shall deliver to Landlord within forty (40) days following the last day of each quarter, or (B) Alliance Bank is delinquent in delivering its Call Report to Landlord and such failure continues for a period of ten (10) business days after Landlord’s written notice to Alliance Bank of such delinquency. Alliance Bank shall, from time to time within ten (10) business days following Landlord’s request, advise Landlord in writing whether a Triggering Event has occurred and submit to Landlord its most recently submitted Call Report relevant to a determination thereof; provided, however, that Landlord shall not make such requests more than four (4) times in any calendar year. At the time at which the Triggering Event has been cured, the Additional Security Deposit shall be returned to Tenant. It is acknowledged and agreed that: (1) the reporting obligations of Alliance Bank specified in this subsection (i) shall be and remain the direct obligations of Alliance Bank, notwithstanding any assignment by Alliance Bank of its interest in this Lease; (2) the obligation of Tenant hereunder (including any assignee of the interest of Alliance Bank herein) to make the Additional Security Deposit shall be determined by reference to the financial tests regarding Alliance Bank specified above (not those of any assignee Tenant); and (3) without limiting the generality of the provisions of Paragraph 24(i) of the Lease, no assignment by Alliance Bank of the interest of the Tenant in the Lease shall release Alliance Bank of its obligations under the Lease or alter the primary liability of Tenant to pay the rent and to perform all other obligations to be performed by Tenant under the Lease.
          (ii) Letter of Credit. In lieu of a cash Additional Security Deposit, Tenant may deliver to Landlord a clean, unconditional, irrevocable letter of credit in accordance with the requirements set forth below (the “Letter of Credit”). The Letter of Credit shall be: (a) in form and substance satisfactory to Landlord in its sole discretion (with the following criteria at a minimum); (b) at all times in the stated face amount of not less than the Additional Security Deposit, and shall on its face state that multiple and partial draws are permitted and either (i) that partial draws will not cause a corresponding reduction in the stated face amount of the Letter of Credit or (ii) that, within five (5) business days after any such partial draw, the issuer will notify Landlord in writing that the Letter of Credit will not be reinstated to its full amount in which event Landlord shall have the right to immediately draw on the remainder of the Letter of Credit (it being understood that the total security deposit on hand, whether in cash or Letter of Credit form, shall at all times be not less than the total Security Deposit Amount as so defined); (c) issued by a commercial bank acceptable to Landlord from time to time and located in the Los Angeles metropolitan area for the account of Tenant, and its permitted successors and assigns under the Lease; (d) made payable to, and expressly transferable and assignable one or more times at no charge by, the owner from time to time of the Building or its lender (which transfer/assignment shall be conditioned only upon the execution of a reasonable and customary written document in connection therewith),whether or not the original account party of the Letter of Credit continues to be the tenant under the Lease by virtue of a change in name or structure, merger, assignment, transfer or otherwise; (e) payable at sight upon presentment to a Los Angeles metropolitan area branch of the issuer of a simple sight draft stating only that Landlord is permitted to draw on the Letter of Credit under the terms of the Lease and setting forth the amount that Landlord is drawing; (f) of a term not less than one year, and shall on its face state that the same shall be renewed automatically, without the need for any further written notice or amendment, for successive minimum one-year periods, unless the issuer notifies Landlord in writing, at least sixty (60) days prior to the expiration date thereof, that such issuer has elected not to renew the Letter of Credit (which will thereafter entitle Landlord to draw on the Letter of Credit); and (g) at least thirty (30) days prior to the then-current expiration date of such Letter of Credit, either (1) renewed (or automatically and unconditionally extended) from time to time through the ninetieth (90th) day after the expiration of the Lease Term, or (2) replaced by Tenant with cash, or another Letter of Credit meeting the requirements of this Section, in the full amount of the Security Deposit. Tenant shall cooperate with Landlord to effect any modifications, transfers or replacements of the Letter of Credit requested by Landlord in order to assure that Landlord is at all times fully secured by a valid Letter of Credit that may be drawn upon by Landlord, its successors and assigns. Notwithstanding anything in the Lease to the contrary, any cure or grace period provided in connection with an Event of Default shall not apply to any of the foregoing requirements of the Letter of Credit, and, specifically, if any of the aforesaid requirements are not complied with timely, then an immediate Event of Default shall occur and Landlord shall have the right to immediately draw upon the Letter of Credit without notice to Tenant and apply the proceeds to the security deposit. Each Letter of Credit shall be issued by a commercial bank that has a credit rating with respect to certificates of deposit, short term deposits or commercial paper of at least A-2 (or equivalent) by Moody’s Investor Service, Inc., or at least P-2 (or equivalent) by Standard & Poor’s Corporation, and shall be otherwise acceptable to Landlord in its sole and absolute discretion. If the issuer’s credit rating is reduced below A-2 (or equivalent) by Moody’s Investors Service, Inc. or below P-2 (or equivalent) by Standard & Poor’s Corporation, or if the financial condition of such issuer changes in any other materially adverse way, then Landlord shall have the right to require that Tenant obtain from a different issuer a substitute Letter of Credit that complies in all respects with the requirements of this Section, and Tenant’s failure to obtain such substitute Letter of Credit within ten (10) days following Landlord’s written demand therefor (with no other notice or cure or grace period being applicable thereto, notwithstanding anything in the Lease to the contrary) shall entitle Landlord to immediately draw upon the then existing Letter of Credit in whole or in part, without notice to Tenant. In the event the issuer of any Letter of Credit held by Landlord is insolvent or is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation, or any successor or similar entity, or if a trustee, receiver or liquidator is appointed for the issuer, then, effective as of the date of such occurrence, said Letter of Credit shall be deemed to not meet the requirements of this Section, and, within ten (10) days thereof, Tenant shall replace such Letter of Credit with other collateral acceptable to Landlord in its sole and absolute discretion (and Tenant’s failure to do so shall, notwithstanding anything in the Lease to the contrary, constitute an Event of Default for which there shall be no notice or grace or cure periods being applicable thereto other than the aforesaid ten (10) day period). Any failure or refusal of the issuer to honor the Letter of Credit shall be at Tenant’s sole risk and shall not relieve Tenant of its obligations hereunder with respect to the security deposit.
     6. Parking.
     (a) Paragraph 1(s) of the Lease is hereby amended to read in its entirety as follows:
(s) Parking:
Allocated Unreserved Parking Spaces: Prior to the Second Floor Rent Commencement Date, thirty-three (33) unreserved employee parking spaces; thereafter, one hundred one (101) unreserved employee parking spaces.
Minimum Unreserved Parking Spaces: Prior to the Second Floor Rent Commencement Date, twenty (20) unreserved employee parking spaces; thereafter, sixty-one (61) unreserved employee parking spaces. Tenant shall pay the monthly fee herein provided for at least the applicable number of Minimum Unreserved Parking Spaces, whether or not Tenant actually uses all such spaces
Reserved Parking Spaces: Tenant shall have the right from time to time to use up to fifteen (15) reserved parking spaces, and the number of the Allocated Unreserved Parking Spaces of Tenant shall be reduced by the number of reserved spaces used by Tenant. For so long as the Premises is being operated as a retail bank, Tenant may designate that such reserved parking spaces shall include up to four (4) reserved spaces in the surface parking spaces located adjacent to the Building and marked for the exclusive use of Tenant’s Bank and ATM customers (for which Tenant shall pay the monthly fee for reserved spaces herein provided). Such Bank and ATM customer parking spaces shall be located as indicated on Exhibit “A-

IV” or such alternative parking spaces as are mutually approved by Tenant and Landlord.
Through June 30, 2013, the charge to Tenant for each unreserved and reserved parking space shall be $50 per month and $85 per month, respectively, and the charge for each space shall thereafter be subject to adjustment as provided in Paragraph 32. All use of parking spaces shall be subject to Paragraph 32 and the Rules and Regulations regarding parking contained in Exhibit “H”. In the event that the Premises are expanded pursuant to the right of first refusal provisions set forth in Paragraph 2, the numbers of Allocated Unreserved Parking Spaces and Minimum Unreserved Parking Spaces shall be increased in the proportion that the area of the Available Space bears to the area of the Premises prior to such expansion.
     (b) Exhibit “A-IV” attached to this Amendment is hereby incorporated into the Lease and made a part thereof.
     (c) Section 9 of the First Amendment is hereby deleted in its entirety.
     7. Landlord’s Name and Notice Address; Tenant’s Notice Address. Paragraphs 1(a), (b) and (d) of the Lease are hereby amended to read in their entirety as follows:
     (a) Landlord: PIEDMONT OPERATING PARTNERSHIP, L.P.,
a Delaware limited partnership
     (b) Landlord’s Address for Notices:
6200 The Corners Parkway, Suite 500
Norcross, Georgia 30092-2295
Attention: Asset Manager — West Region
or such other place as Landlord may from time to time designate by notice to Tenant.
     (d) Tenant’s Address for Notices:
Alliance Bank
1901 Main Street, Suite 175
Irvine, California 92614
Attention: Dan Erickson
     or such other place as Tenant may from time to time designate by notice to Landlord.
Tenant’s Address for Invoices:
Alliance Bank
100 Corporate Pointe
Culver City, California 90230
or such other place as Tenant may from time to time designate by notice to Landlord.
     8. Remodeling of Premises; Tenant Allowance. The obligations of the parties with regard to the remodeling of the Premises, including the tenant improvements to be constructed by Tenant in the Second Floor Premises and the allowance provided to Tenant in respect thereof, shall be as set forth in the Tenant Improvement Exhibit attached hereto as Exhibit “C-I”. Exhibit “C-I” attached to this Amendment is hereby incorporated into the Lease and made a part thereof.

     9. Right of First Refusal on Additional Second Floor Premises. The following is hereby added at the end of Paragraph 2 of the Lease as a new subparagraph (e) thereof:
(e) Right of First Refusal on Additional Second Floor Premises.
(i) ROFR. Landlord hereby grants to Tenant a right of first refusal, on the terms and conditions hereinafter set forth (the “ROFR”). For (x) the first two (2) times within the Initial Term ROFR Periods (as defined below) that Landlord has received a letter of intent or similar acknowledged proposal for the lease of premises located on the second floor of the Building (the “Letter of Intent”), and (y) the first two (2) times after June 30, 2018 that Landlord has received a Letter of Intent, Landlord shall give Tenant written notice accompanied by a copy of the Letter of Intent (from which Landlord may redact information identifying the other party). The term “Initial Term ROFR Periods” shall mean the period from July 1, 2007 to June 30, 2011 and the period from July 1, 2014 to June 30, 2018, the parties acknowledging that the ROFR shall not be available in respect of any Letter of Intent received within the period from July 1, 2011 to June 30, 2014, and that the ROFR shall be available no more than two (2) times prior to June 30, 2014. Tenant may, at its option, elect to lease the premises described in the Letter of Intent (the “ROFR Premises”) upon all of the terms and conditions set forth in the Letter of Intent (except as otherwise expressly provided below), by written notice to Landlord given not later than five (5) business days after Landlord’s notice is given (“Tenant’s Election Period”), time being of the essence. If Tenant does not timely make such election, Landlord may market the ROFR Premises and enter into a lease thereof to a third party tenant, except that prior to a lease thereof at a rent more than ninety percent (90%) lower than stated in Landlord’s notice to Tenant, Landlord shall again give Tenant notice of Tenant’s right to make the election herein provided. After Landlord shall have provided Tenant with notice of Tenant’s rights under this Paragraph on two (2) occasions during the Term (with any re-submission in order to comply with the 90% requirement stated above constituting part of a single such occasion), the ROFR shall thereupon terminate in its entirety, and Landlord may thereafter offer and lease premises on the second floor of the Building without notice to Tenant and free of any right of Tenant. If Tenant has validly exercised a ROFR in accordance with the terms hereof, Landlord and Tenant shall enter into a written amendment to this Lease confirming the terms, conditions and provisions applicable to Tenant’s lease of the ROFR Premises. Tenant acknowledges and agrees that the ROFR will not apply to any renewal or extension of the term of an existing tenant with premises on the second floor of the Building or to any expansion, first offer or first refusal rights contained in existing leases in the Building, and that the ROFR shall not be available in respect of any Letter of Intent which provides for the delivery of the second floor premises within the last three years of the Term, as the same may have been extended pursuant hereto. Tenant may exercise its ROFR, and an exercise thereof shall be effective, only if: (i) at the time of Tenant’s exercise of said right and, at Landlord’s option, on the date of delivery of the ROFR Premises, Tenant is not in monetary default under this Lease (or such default is cured prior to the end of Tenant’s Election Period) and Tenant is not otherwise in default hereunder beyond written notice from Landlord and expiration of the applicable cure period herein provided; and (ii) inasmuch as said right is intended only for the benefit of the original Tenant named in this Lease, Tenant has not assigned or otherwise transferred this Lease or sublet more than twenty-five percent (25%) of the Rentable Square Feet of the Premises, excluding any and all Permitted Transfers.
(ii) ROFR Term. Notwithstanding the provisions of the Letter of Intent, any premises leased by Tenant pursuant to an exercise of the ROFR shall added to the Premises covered by and leased under this Lease for the remaining Term and any Extension Options exercised by Tenant.
(iii) Minimum Term. Notwithstanding anything to the contrary in this Paragraph, in no event shall Tenant have any ROFR unless the remaining Term of this Lease (including any Extension Option that Tenant has exercised) is at least thirty-six (36) full calendar months following the date of the anticipated availability of the ROFR Premises.
(iv) Base Rent. If the lease term described in the Letter of Intent continues beyond the Term of this Lease as in effect upon the anticipated availability date of the ROFR Premises (including any Extension Option theretofore exercised), the Monthly Base Rent under this Lease applicable to the ROFR Premises shall follow the schedule of the base rent set forth in the Letter of Intent until the end of the Term (and if an Extension Option is thereafter exercised, the fair market rent for the entire Premises, including the ROFR Premises shall be determined as provided in Paragraph 41 for the period of the Extension Option). If the lease term as specified in the Letter of Intent ends prior to the Term of this Lease as in effect upon the anticipated availability date of the ROFR Premises (including any Extension Option theretofore exercised), the Monthly Base Rent under this Lease applicable to the ROFR Premises shall (A) for period that the Letter of Intent specifies a schedule of base rent, follow the base rent amounts so scheduled, and (B) thereafter, the Monthly Base Rent shall be increased by three percent (3%) per annum, effective as of the day next following the end of the rent schedule set forth in the Letter of Intent and each anniversary of such day.
(v) Economic Concessions. In the event that a Letter of Intent provides for any free rent period, construction allowance, Landlord commitment to perform tenant improvements at Landlord’s expense, or other economic or business concessions (“Tenant Concessions”): (A) if the lease term as specified in the Letter of Intent ends prior to the Term of this Lease as in effect upon the anticipated availability date of the ROFR Premises (including any Extension Option theretofore exercised), the Tenant Concessions shall be available in respect of the ROFR Premises for the period of the lease term described in the Letter of Intent (but shall not continue thereafter), and (B) if the lease term as specified in the Letter of Intent continues beyond the Term of this Lease as in effect upon the anticipated availability date of the ROFR Premises (including any Extension Option theretofore exercised), Tenant shall be entitled to receive the benefit of the Tenant Concessions in the proportion that the remaining Term of this Lease as then in effect bears to the lease term as specified in the Letter of Intent.
     10. Right to Terminate. The following is hereby added to Paragraph 3 of the Lease:
Right to Terminate. Tenant shall have a one-time right to terminate this Lease, effective as of June 30, 2015 (the “Termination Date”), upon written notice given to Landlord not later than June 30, 2014. If Tenant exercises such right, Tenant shall pay to Landlord, not later than the Termination Date, an amount equal to sum of the following:
     (a) $425,317.00 in respect of the Premises covered by this Lease as described in Paragraph 1(g) hereof as in effect pursuant to Section 1 of the Second Amendment.
     (b) If Tenant shall have made an election to take any ROFR Premises in accordance with the provisions of Paragraph 2(e) of this Lease (as added by Section 9 of the Second Amendment), the sum of the following in respect of each ROFR Premises: (i) three months of the amount of the Monthly Base Rent attributable to the ROFR Premises; (ii) the remaining unamortized amount of any brokerage commissions paid by Landlord in connection with the ROFR Premises, determined as of the Termination Date on a straight line basis, with interest at eight percent (8%) per annum, over the period beginning upon the date Tenant commenced to pay base rent in respect of the ROFR Premises and ending upon the Expiration Date as in effect prior to exercise of such termination right (the “ROFR Amortization”); and (iii) the remaining unamortized amount of any Tenant Concessions (as defined in Paragraph 2(e) of this Lease, as added by Section 9 of the Second Amendment) in respect of the ROFR Premises, determined in accordance with the ROFR Amortization.
If Tenant exercises the termination right set forth in this paragraph, the Term of the Lease shall end as of the Termination Date, in the same manner as if the same were the Expiration Date otherwise provided pursuant to this Lease.
Tenant acknowledges that it has no further right pursuant to the provisions of Section 8 of the First Amendment, and such Section is hereby deleted in its entirety.
     11. Audit Right. The following is hereby added as a new subparagraph (e) to Paragraph 6 of the Lease:
(e) Audit by Tenant. Tenant shall be entitled to audit Landlord’s records relating to Operating Expenses, on not less than twenty (20) days prior notice to Landlord. Upon completion of the audit, Tenant shall forward to Landlord a copy of the audit report and all accompanying data and workpapers available to Tenant relating thereto, and any overcharge or underpayment disclosed by the audit shall be promptly reconciled. If it is determined by reason of the audit that Landlord has overcharged Tenant by more than five percent (5%), Landlord shall pay Tenant’s reasonable cost of such audit. Any audit by Tenant of Operating Expenses shall be made upon and subject to the following terms and conditions: (1) the audit shall be conducted in accordance with generally accepted rules of auditing practice, not more frequently than once per year, at the regular accounting office for the Project; (2) Landlord may defer the audit for up to forty-five days while Landlord is closing its books, is preparing financial statements or tax returns, or for other reasons is anticipating unusual demands on its accounting office and personnel; (3) the audit shall be done by an independent certified accountant experienced, and in no event shall the auditor or any other person directly or indirectly involved in the audit (collectively with the auditor, an “Auditor-Related Person”) be compensated pursuant to a commission or other arrangement pursuant to which the nature or extent of fees or other compensation is dependent upon the results of the audit; (4) in no event shall any Auditor-Related Person solicit or otherwise communicate to any other tenant or occupant of the Project in any manner which discloses that Tenant has a right to audit the records of Landlord, or that Tenant or the Auditor-Related Person is planning to or has audited Landlord’s records; (5) Tenant and its auditor shall not be entitled to review Landlord’s financial statements or tax returns or any leases, operating agreements, reciprocal easement agreements or other agreements with tenants or occupants of the Project and shall limit its audit to those items that are specifically related to Operating Expenses; (6) Tenant and each Auditor-Related Person shall keep confidential the existence and nature of the audit provisions of this Lease and shall not disclose that any audit hereunder is to be or has been conducted or the results thereof, except to the extent that disclosure in confidence to its accountants is necessary in connection with the performance of an audit, and except as may be required by law after giving Landlord written notice and an opportunity to evaluate the disclosure and challenges the same if desired; and (7) at Landlord’s request, prior to commencement of the audit, Tenant and each Auditor-Related Person shall sign and deliver to Landlord written assurances of compliance with the matters set forth above. Landlord shall maintain records of the Operating Expenses in any year for two (2) years following the date of the annual statement to Tenant of Operating Expenses for such year. Except in the event of knowing and intentional fraud by Landlord, failure on the part of Tenant to object to a statement of Operating Expenses within one year after Tenant’s receipt thereof shall be conclusively deemed Tenant’s approval of such statement.
     12. Exclusive.
     (a) The last sentence of Paragraph 8(a) of the Lease is hereby amended to read in its entirety as follows: “Except as expressly provided in subparagraph (d) of this Paragraph, nothing in this Lease will be deemed to give Tenant any exclusive right to such use in the Building or the Project.”
     (b) Paragraph 8(d) of the Lease is hereby amended to read in its entirety as follows:
(d) Exclusive Use. Provided and for so long as the Tenant originally named herein or a Permitted Transferee is operating a Commercial or Retail Branch Bank in the First Floor Premises, Landlord shall not (i) lease any of the space remaining on the ground floor of the Building to any person or entity for purposes of operating a Commercial or Retail Branch Bank, or (ii) lease any space in the Building to any person or entity pursuant to which the tenant is permitted to install and operate in the Building Common Areas an automated teller machine. For purposes of this subparagraph, a “Commercial or Retail Branch Bank” shall mean an office of a retail or commercial bank that keeps its doors open to the public and provides a full range services to regular customers without appointment or prior arrangement, employing a staff of on-site tellers and customer representatives and dispensing cash other than exclusively through automated means.
     13. Holding Over. Subparagraph (b) of Paragraph 11 of the Lease is hereby amended to read in its entirety as follows:
If Tenant shall, with the prior written consent of Landlord, remain in possession of the Premises following the expiration or earlier termination of the Term, then the Monthly Base Rent payable by Tenant hereunder shall be increased to equal the greater of (i) one hundred fifty percent (150%) of the Monthly Base Rent in effect under this Lease immediately Prior to such holdover, or (ii) the then currently scheduled rental rate for comparable space in the Building, in either event prorated on a daily basis. Such rent shall be computed by Landlord and paid by Tenant on a monthly basis (without proration or reduction if the holdover period is a partial month) and shall be payable on the first day of such holdover period and the first day of each calendar month thereafter during such holdover period until the Premises have been vacated. Any holding over by Tenant (or anyone claiming through Tenant) without the prior written consent of Landlord shall be a tenancy at sufferance and Landlord shall have the right to immediately recover possession of the Premises. In no event shall any holdover be deemed a permitted extension or renewal of the Lease Term, and nothing contained herein shall be construed to constitute Landlord’s consent to any holdover or to give Tenant any right with respect thereto.
     14. Personal Property. Subparagraph (g) of Paragraph 13 is hereby amended to read in its entirely as follows:
(g) Personal Property. All articles of Tenant’s personal property in the Premises, including (without limitation) Tenant’s business and trade fixtures, vaults, safes, safe deposit boxes, furniture, movable partitions, equipment (such as telephones, copy machines, computer terminals, refrigerators and facsimile machines) and telephone, computer and other communications and data systems and cabling serving the Premises (whenever and by whomsoever installed but excluding Building systems, “Tenant’s Personal Property”) will be and remain the property of Tenant. Tenant, at its sole cost and expense, agrees to remove Tenant’s Personal Property on or before the expiration or earlier termination of the Lease and repair any damage to the Premises caused by such removal (or, at Landlord’s option, Tenant agrees to pay to Landlord all of Landlord’s costs of such removal and repair).
     15. Removal by Tenant. Subparagraph (h) of Paragraph 13 is hereby amended to read in its entirely as follows:
(h) Failure to Remove. If Tenant fails to remove by the expiration or earlier termination of this Lease any of Tenant’s Personal Property or any Alterations or Tenant’s Work identified by Landlord for removal, Landlord may, at its option, treat such failure as a hold-over pursuant to Subparagraph 11(b) above, and/or Landlord may (without liability to Tenant for loss thereof) treat such personal property and/or Tenant’s Work as abandoned and, at Tenant’s sole cost and expense, and in addition to Landlord’s other rights and remedies under the Lease, at law or in equity: (a) remove and store such items; and/or (b) upon ten (10) days prior notice to Tenant, sell, discard or otherwise dispose of all or any such items at private or public sale for such price as Landlord may obtain or by other commercially reasonable means. Tenant shall be liable for all costs of disposition of Tenant’s abandoned property and Landlord shall have no liability to Tenant with respect to any such abandoned property. Landlord agrees to apply the net proceeds of any sale of any such property to any amounts due to Landlord under the Lease from Tenant (including Landlord’s attorneys’ fees and other costs incurred in the removal, storage and/or sale of such items), with any remainder to be paid to Tenant.
     16. Utility Interruption. The following is hereby added to Paragraph 17 of the Lease at the end thereof:
Notwithstanding the foregoing, if any services or utilities required to be provided by Landlord under this Lease are interrupted by reason of the gross negligence or willful misconduct of Landlord and the Premises are rendered untenantable for more than three (3) business days as a result, the rent and any other sums payable by Tenant shall abate for the period that the Premises remains untenantable.
     17. Time to Cure Monetary Defaults. Subparagraph (a)(ii) of Paragraph 22 is hereby amended by deleting “three (3) days” and substituting “five (5) business days” in place thereof.
     18. Cure of Certain Defaults. Subparagraph (a)(iii) of Paragraph 22 is hereby amended by deleting the words “with Landlord’s concurrence” in the next to last line thereof.
     19. Late Payment Charge. Subparagraph (f) of Paragraph 22 is hereby amended by adding the following at the end thereof: “Notwithstanding the foregoing, Tenant shall not be required to pay such late charge for the first such late payment in any calendar year, so long as the payment is made not later than ten (10) days after the due date therefor.”
     20. Assignment.
     (a) The last sentence of subparagraph (b) of Paragraph 24 of the Lease is hereby amended to read as follows:
Notwithstanding the foregoing, the immediately preceding sentence will not apply to any transfer of stock of Tenant if Tenant is a corporation the stock of which is traded on a recognized securities exchange or over-the-counter market both prior to and following such transfer.

     (b) Subparagraph (c) of Paragraph 24 of the Lease is hereby amended to read in its entirety as follows:
(c) Permitted Controlled Transfer. Tenant, with notice to Landlord, but without Landlord’s consent, may assign this Lease or sublease any portion of the Premises (“Permitted Transfer”) to: (i) any entity (“Merged Entity”) resulting from any merger or consolidation with Tenant; (ii) any subsidiary of a Merged Entity, any parent company of any Merged Entity, or any subsidiary of the parent company of any Merged Entity or any subsidiary of any Merged Entity, provided that any subsequent transfer of ownership resulting in such a subsidiary or parent no longer being owned, directly or indirectly, by Alliance Bank or the successors to all or substantially all of the assets thereof (“Alliance or its Successor”) shall require Landlord’s consent as herein provided; (iii) any entity succeeding to the business and assets of Alliance or its Successor; or (iv) any entity controlling, controlled by, or under common control with Tenant, provided that any subsequent transfer of ownership resulting in such an entity no longer being owned, directly or indirectly, by Alliance Bank or its Successor shall require Landlord’s consent as herein provided. The transferee of a Permitted Transfer is referred to herein as a “Permitted Transferee.” The provisions of subparagraph (h) of this Paragraph 24 shall not apply to a Permitted Transfer.
     (c) Subparagraph (d) of Paragraph 24 of the Lease is hereby amended by adding the following at the beginning thereof: “Except with regard to any Permitted Transfer (which shall be governed by subparagraph (c) of this Paragraph),”.
     (d) Subparagraph (g) of Paragraph 24 of the Lease is hereby amended by adding the following at the end thereof:
Notwithstanding the foregoing, Landlord will not unreasonably withhold its approval of commercially reasonable provisions to be included in Landlord’s written consent to a sublease pursuant to which Tenant shall be entitled to collect and retain sublease rents for so long as Tenant is not in monetary default under the Lease and Tenant is not otherwise in default thereunder beyond applicable notice and cure periods.
     (e) Subparagraph (h) of Paragraph 24 of the Lease is hereby amended by (i) deleting the words “due and payable” and replacing them with the word “paid” in line 4, (ii) inserting the words “if Tenant is in default beyond any applicable notice and cure period” after the words “consideration directly to Landlord” in line 6, and (iii) inserting the word “first” before the words “deduct commercially reasonable third party” in line 14.
     (f) The first sentence of subparagraph (j) of Paragraph 24 of the Lease is hereby amended to read in entirety as follows:
If Tenant effects a Transfer or requests the consent of Landlord to any Transfer (whether or not such Transfer is consummated), then, upon demand, Tenant agrees to pay Landlord a non-refundable administrative fee of Two Hundred Fifty Dollars ($250.00) plus any reasonable attorneys’ fees and paralegal fees incurred by Landlord in connection with such Transfer or request for consent (whether attributable to Landlord’s in-house attorneys or paralegals or otherwise) not to exceed Fifteen Hundred Dollars $1,500.00.
     21. Signage.
     (a) Landlord acknowledges that Tenant desires to change the location of the existing Eyebrow Sign (as defined in Paragraph 34 of the Lease) so that it faces Main Street, and Landlord agrees that Tenant may do so, subject to Landlord’s prior reasonable approval and the other requirements set forth in Paragraph 34.
     (b) Tenant may maintain other existing signage for the First Floor Premises, and Tenant may, at its expense and upon and subject to the terms and conditions of

Paragraph 34, maintain lobby directory and suite identification signage in accordance with the standard of the Building, all upon and subject to the terms and conditions set forth in Paragraph 34.
     (c) In the event that Tenant occupies the entire second floor of the Building, then subject to Landlord’s approval, Tenant, at Tenant’s sole cost and expense, shall be entitled to install identification signage, including Tenant’s corporate name and logo, in the elevator lobby of the floor occupied by Tenant, upon and subject to the terms and conditions set forth in Paragraph 34.
     22. Disclosure. Subparagraph (j) of Paragraph 38 of the Lease is hereby amended by adding the following at the beginning thereof: “In no event shall this provision be construed to prohibit disclosures if and to the extent required by applicable securities laws.”
     23. Options to Extend. In order to provide Tenant with two (2) Extension Options following the expiration of the Term of the Lease as provided pursuant to this Amendment, the provisions of the Addendum to Lease attached to the Lease are amended as follows:
     (a) Paragraph 41(a) is hereby amended as follows: (a) in line 2, by deleting the phrase “one (1) option (the ‘Extension Option’)” and substituting in place thereof the phrase “two (2) options (each, an ‘Extension Option’)”; (b) in lines 3 and 4, by deleting the phrase “for one (1) additional period of five (5) years (the ‘Option Term’)” and substituting in place thereof the phrase “each for an additional period of five (5) years (each, an ‘Option Term’)”; (c) in line 10, by adding the phase “beyond the second Option Term herein provided” after the word “extend”; and (d) at the end thereof, by adding the following: “The first Extension Option shall be for the period beginning upon July 1, 2018 and continuing through June 30, 2123, and if the first Extension Option is exercised, the second Extension Option shall be for the period beginning upon July 1, 2023 and continuing through June 30, 2128.”
     (b) Paragraph 41(b) is hereby amended to read in its entirety as follows: “Any Extension Option must be exercised, if at all, by written notice (“Extension Notice”) delivered by Tenant to Landlord no later than the date which is twelve (12) months prior to the expiration of the Term of this Lease as in effect prior to exercise thereof.”
     (c) Paragraph 41(e)(viii) is hereby amended by substituting the phrase “prior to the expiration of the Term of this Lease as in effect prior to exercise of the Extension Option,” in line 2 in place of the phrase “prior to the end of the initial Term of the Lease.”
     24. Exercise of Options. Subparagraph (b) of Paragraph 42 of the Lease is hereby revised to read in its entirety as follows:
(b) Each Option is personal to the original Tenant executing this Lease and any assignee of the entire interest of Tenant herein pursuant to a Permitted Transfer and may be exercised only (i) by the original Tenant or such a Permitted Transferee and (ii) only provided, and on condition that, the original Tenant and any Permitted Transferees shall be in direct occupancy and use (and shall not have subleased to a non-Permitted Transferee subtenant or subtenants) of at least seventy-five percent (75%) of the Rentable Square Feet of the Premises. No Option may be exercised or be assigned, voluntarily or involuntarily, by any person or entity other than the original Tenant executing this Lease or an assignee of the entire interest of Tenant herein pursuant to a Permitted Transfer. No Option is assignable separate and apart from this Lease, nor may any Option be separated from this Lease in any manner, either by reservation or otherwise.
     25. Operating Expenses.
     (a) Subparagraph (c) of Paragraph 1 of Exhibit “E” to the Lease is hereby amended to read as follows:
costs of insurance, which may include deductible amount payable in respect of casualties and losses in an amount not greater than normal and customary deductibles, provided that amounts included in Operating Expenses if Landlord self-insures shall not be greater than the premiums that would have been paid if Landlord had maintained insurance with an unaffiliated insurance carrier instead of self-insuring.
     (b) Subparagraphs (f)(ii), (iii) and (iv) of Paragraph 1 of Exhibit “E” to the Lease are hereby amended to read as follows:
(ii) wages and salaries (and payroll taxes and similar governmental charges related thereto) of employees used in the management, operation and maintenance of the Building, but not for any employees above the rank and level of the property manager for the Building, (iii) Building management office rental, supplies, equipment and related operating expenses, provided that the office rent shall be at fair market value and prorated amongst any other buildings that use the same office as the management office, and (iv) a management/administrative fee determined as a percentage of the annual gross revenues of the Building and an administrative fee for the management of the Development Common Area determined as a percentage of Project Common Area Operating Expenses, not to exceed 4% of the gross rental income of the Building
     26. HVAC Charges. The following is hereby added at the end of paragraph 2 of Exhibit “F” to the Lease: “If Tenant requires air conditioning or heat beyond the hours specified above, then Landlord will furnish the same provided Tenant gives Landlord reasonable advance notice of such requirement. Tenant shall pay for such extra service in accordance with Landlord’s then current schedule (which is currently at the hourly rate $55 per hour with a two (2) hour usage minimum and which shall not, in any event, exceed $75 per hour for the period continuing through June 30, 2018).
     27. Janitorial Service. The following is hereby added as the second sentence of paragraph 5 of Exhibit “F” to the Lease: “Landlord will provide such janitor service for the Premises and provide janitor service for the Common Areas in a manner consistent with comparable Class A buildings in the vicinity of the Building five days per week, exclusive of holidays.”
     28. Brokers. Tenant has been represented in connection with this Amendment by CresaPartners Corporate Real Estate Service Advisors (“Tenant’s Broker”), and Landlord has been represented in connection herewith by Voit Commercial (“Landlord’s Broker”). Landlord shall pay a brokerage commission to Landlord’s Broker pursuant to a separate agreement, and Tenant’s Broker shall look to Landlord’s Broker for its commission. Each party represents and warrants that it has not engaged or dealt with any other broker or other representative and agrees to indemnify, defend and hold harmless the other from and against any and all claims for any brokerage commission, finder’s fee or other compensation arising by reason of such party’s breach of the foregoing warranty.
     29. No Other Modifications. Except as modified in this Amendment, all other terms and conditions of the Lease shall remain unchanged and in full force and effect. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one in the same Amendment. To the extent of a conflict between the terms of the Lease and this Amendment, this Amendment shall prevail. In provisions added to the Lease pursuant to this Amendment, references to “Second Amendment” shall mean and be construed as references to this Amendment.
     30. No Deed of Trust. Landlord represents and warrants that, as of the date of this Amendment, there is no loan secured by a mortgage or deed of trust on the Building and the land on which the same is located.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

LANDLORD:	TENANT:

PIEDMONT OPERATING PARTNERSHIP, L.P., a Delaware limited partnership	ALLIANCE BANK, a California banking corporation

By:	By:
Name:	Name:
Title:	Title:

EXHIBIT A-III
Second Floor Premises

EXHIBIT A-IV
Location of Reserved Customer Bank and ATM Parking Spaces

EXHIBIT C-I
Tenant Improvement Exhibit
     This TENANT IMPROVEMENT EXHIBIT sets forth the obligations of the parties with regard to the remodeling of the Premises to be undertaken by Tenant pursuant to the Amendment No. 2 to Office Building Lease relating to the Lease, including the tenant improvements to be constructed by Tenant in the Second Floor Premises.
     1. Second Floor Premises Delivery Date and Condition.
     (a) Delivery Date. Landlord shall deliver possession of the Second Floor Premises to Tenant upon the last to occur of the following (the “Second Floor Premises Delivery Date”): (a) the full execution and delivery of the Lease Amendment to which this Exhibit is attached (the “Amendment”); (b) the submittal of all monies required per the Amendment; and (c) the submittal of all certificates of insurance required pursuant to the Amendment and the Lease. Following such delivery, Tenant may perform the work of constructing tenant improvements, installing furniture, fixtures, trade fixtures, personal property, telecommunications, cabling and equipment, and in other respects performing Tenant’s Work (as defined below).
     (b) Condition. Landlord shall deliver the Second Floor Premises to Tenant broom clean and free of all existing furniture, movable trade fixtures, movable trade equipment and debris. Tenant’s acceptance of the Second Floor Premises pursuant to Section 3 of this Exhibit shall not release or discharge Landlord from any of its obligations to maintain and repair the Building and the Premises in accordance with the provisions of Paragraph 14(a) of the Lease or the other obligations of Landlord expressly set forth in the Lease.
     2. Tenant’s Work.
     (a) Scope of Tenant’s Work. Tenant shall cause to be designed and constructed in compliance with applicable laws and regulations work of general construction consisting of improvements within the Premises (“Tenant’s Work”) in accordance with this Exhibit and the terms of the Lease. In no event shall any of Tenant’s Work: (i) affect any area outside the Premises (other than signage as expressly herein permitted); (ii) affect the Building’s structure, equipment, services or systems, or the proper functioning thereof, or Landlord’s access thereto; (iii) affect the outside appearance, character or use of the Building or the Building Common Areas (other than signage as so permitted); (iv) in the reasonable opinion of Landlord, lessen the value of the Building; (v) violate or require a change in any occupancy certificate applicable to the Premises (other than as permitted by any new occupancy certificate obtained by Tenant in compliance herewith); or (iv) fail to comply with standard criteria for the Building (other than as expressly permitted in this Exhibit).
     (b) Plan Approval. Before proceeding with any Tenant’s Work, Tenant must first obtain Landlord’s written approval of the plans, specifications and working drawings for Tenant’s Work, which approval Landlord will not unreasonably withhold or delay; provided, however, that in no event shall Landlord be required to approve any of the following: (i) any design that negatively impacts the Building systems; (ii) any design that negatively impacts the Building structure; or (iii) any design that negatively impacts the appearance of the Building from the exterior or the the ground floor lobby. Landlord’s approval of plans, specifications and/or working drawings for Tenant’s Work will not create any responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with applicable permits, laws, rules and regulations of governmental agencies or authorities. Landlord shall respond to any submission of plans, specifications and working drawings within seven (7) business days following Landlord’s receipt thereof. If Landlord fails to respond within such period, Tenant may give written notice to Landlord, setting forth a specific reference to this subsection, that Landlord’s failure to respond within five (5) business days after receipt of such written notice shall constitute approval, and the plans, specifications or working drawings shall be deemed approved if Landlord fails to respond with such period. In the event that a representative of Landlord is required by the City of Irvine, or any of its departments, or any other governmental agency having jurisdiction over construction in the Building to acknowledge or consent to any building permit application of Tenant, Landlord agrees to cause its representative to do so within five (5) business days following receipt of Tenant’s written request therefor. If Landlord fails to acknowledge or consent within such period, Tenant may give written notice to Landlord, setting forth a specific reference to this subsection, that Landlord’s failure to respond within three (3) business days after receipt of such written notice shall constitute a delay that may defer the

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Second Floor Rent Commencement Date under Section 6 below, and the failure of Landlord to so acknowledge or consent within such three (3) business day period may give rise to such a deferral. The provisions of Paragraphs 20 and 21 of the Lease, including the rent abatement provisions set forth therein, shall apply in respect of any casualty or eminent domain taking involving the Premises, including during the period of performance of Tenant’s Work. In no event shall the failure of Tenant to timely obtain a building permit or other required governmental approvals for Tenant’s Work result in any deferral in rent commencement or any abatement of the rents and charges payable under the Lease, other than as expressly provided in Section 6 below.
     (c) Fees. Tenant agrees to reimburse Landlord, as additional rent, for the actual, out-of-pocket fees and expenses paid by Landlord to its architects and engineers (but not Landlord’s “in-house” personnel) for the review of the plans and specifications for Tenant’s Work, within thirty (30) days after Tenant’s receipt of an invoice from Landlord; provided that with regard to each review of plans and specifications for routine leasehold improvement work (but not for work affecting the Building structure or systems or other major or non-routine work), the maximum charge to Tenant shall be $3,000. In no event shall Tenant be required to pay Landlord a supervision or construction management fee or any other charges for profit, overhead or supervision in connection with the performance of Tenant’s Work, nor shall Tenant be charged a fee for use of parking, elevators, docks, and utilities (other than any after-hours HVAC service) attributable to performance of Tenant’s Work and move-in.
     (d) Contractors. Tenant’s Work may be made or installed only by contractors and subcontractors which have been approved by Landlord, which approval Landlord will not unreasonably withhold or delay, except that Tenant shall not be required to obtain Landlord’s approval of a subcontractor whose work does not affect Building systems or structures and who does not provide services or materials in an amount in excess of $25,000. Landlord shall respond to any request for approval of a contractor within five (5) business days following Landlord’s receipt thereof. If Landlord fails to respond within such period, Tenant may give written notice to Landlord, setting forth a specific reference to this subsection, that Landlord’s failure to respond within three (3) business days after receipt of such written notice shall constitute approval, and the contractor shall be deemed approved if Landlord fails to respond with such period. With regard to contractors, subcontractors and engineers performing work in respect of mechanical, electrical, plumbing and sprinkler, and life safety, energy management and other Building systems or structures, Tenant shall use such contractors, subcontractors or engineers as Landlord may designate, provided that Tenant shall not be required to pay more than a competitive price for work performed by a designated contractor, subcontractor or engineer. Tenant agrees to provide Landlord with ten (10) days prior written notice and Tenant’s contractors must obtain and maintain, on behalf of Tenant and at Tenant’s sole cost and expense, all necessary governmental permits and approvals for the commencement and completion of Tenant’s Work. Landlord shall not require that Tenant or its contractors provide a completion and lien indemnity bond in connection with Tenant’s Work. Throughout the performance of any Tenant’s Work, Tenant agrees to obtain, or cause its contractors to obtain, workers compensation insurance and general liability insurance in compliance with the provisions of Paragraph 19 of the Lease.
     (e) Architect; Test Fit. Landlord approves the engagement by Tenant of Interior Architects to prepare preliminary space plans and working drawings, including in connection with the test fit work heretofore performed for Tenant. The reasonable cost of such services shall be paid as part of the Tenant Improvement Allowance, upon and subject to the terms and conditions set forth herein.
     (f) Bidding Tenant’s Work. Tenant shall have the right to competitively bid Tenant’s Work with mutually approved contractors and select the contractor, subject to the provisions of subsection (d) above. Tenant shall enter into a contract with the successful bidder, as reasonably determined by Tenant, to construct Tenant’s Work. Subject to Landlord’s reasonable approval, Tenant shall have the right to select high quality materials that are not “building standard” materials if the design selection so dictates. Landlord shall respond to any request for approval of non-building standard materials within five (5) business days following Landlord’s receipt thereof. If Landlord fails to respond within such period, Tenant may give written notice to Landlord, setting forth a specific reference to this subsection, that Landlord’s failure to respond within three (3) business days after receipt of such written notice shall constitute approval, and the non-building standard materials shall be deemed approved if Landlord fails to respond with such period. Any such approved or deemed approved non-building standard materials may be paid from the Tenant Improvement Allowance. Tenant may

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engage its own project manager, whose fees may be paid from the Tenant Improvement Allowance, upon and subject to the terms and conditions set forth herein, provided that in no event shall more than 5% of the Tenant Allowance be payable in respect of the such fees.
     (g) Manner of Performance. All Tenant’s Work must be performed: (i) in accordance with the approved plans, specifications and working drawings; (ii) in a lien-free and first-class and workmanlike manner; (iii) in compliance with all applicable permits, laws, statues, ordinances, rules, regulations, orders and ruling now or hereafter in effect and imposed by any governmental agencies and authorities which assert jurisdiction; (iv) in such a manner so as not to unreasonably interfere with the occupancy of any other tenant in the Building (it being acknowledged by Landlord that, subject to Tenant’s compliance with reasonable rules and regulations as described below, Tenant shall be permitted to perform activities that are normal attributes of construction of leasehold improvements in commercial office space), nor impose any additional expense upon nor delay Landlord in the maintenance and operation of the Building; and (v) at such times, in such manner, and subject to such rules and regulations as Landlord may from time to time reasonably designate, including (without limitation) reasonable provisions regarding the times at which Tenant may perform work resulting in noise, vibration, odors or other sensations perceptible in the Building.
     (h) Ownership. All Tenant’s Work (which shall not, in any event, include “Tenant’s Personal Property” as defined below) will become the property of Landlord and will remain upon and be surrendered with the Premises at the end of the Term of the Lease; provided, however, Landlord may, by written notice delivered to Tenant concurrently with Landlord’s approval of the final working drawings for any Tenant’s Work, identify that Tenant’s Work which Landlord will require Tenant to remove at the end of the Term of the Lease. If Landlord requires Tenant to remove any Tenant’s Work, Tenant, at its sole cost and expense, agrees to remove the identified Tenant’s Work on or before the expiration or earlier termination of the Lease and repair any damage to the Premises caused by such removal (or, at Landlord’s option, Tenant agrees to pay to Landlord all of Landlord’s costs of such removal and repair). Notwithstanding anything in the Lease or this Exhibit to the contrary, Tenant shall not be required to remove permanently affixed millwork (including for teller lines) installed in accordance with plans approved or deemed approved by Landlord at the termination of this Lease.
     (i) Labor Harmony. Notwithstanding the provisions of Paragraph 40 of the Lease, Tenant shall not be required to use union labor, provided and on condition that all work performed by Tenant or Tenant’s Contractor shall be performed in a manner so as to avoid any labor dispute which results in a stoppage or impairment of work, deliveries or any other service in the Building. If there shall be any such stoppage or impairments as the result of any such labor dispute, Tenant shall immediately, but in no event later than three (3) days following written notice from Landlord, undertake such action as may be necessary to eliminate such dispute or potential dispute, including, without limitation, (i) removing all disputants from the job site until such time as the labor dispute no longer exists, (ii) seeking a temporary restraining order and other injunctive relief with regard to illegal union activities or a breach of contract between Tenant and its contractors, and (iii) filing appropriate unfair labor practice charges. Tenant shall be liable to Landlord for any costs incurred by Landlord as a result of such labor dispute.
     3. AS-IS Condition. Subject to the obligations of Landlord set forth in Section 1(b) of this Exhibit, Tenant shall accept the entire Premises, including the Second Floor Premises, in its AS-IS condition. Subject to the obligations of Landlord to make available the amount of the Tenant Allowance as provided below, Landlord shall have no obligation to perform at Landlord’s expense, or pay or reimburse Tenant for the cost of, any modifications or alterations to the Building or other improvements in or to the Premises, notwithstanding anything to the contrary contained in the Lease or any Exhibit thereto. The parties acknowledge that the Tenant Allowance originally provided pursuant to the Lease has been fully utilized and paid, and Landlord shall not be required to pay or reimburse any amount to Tenant in respect thereof. Tenant’s acceptance of the Second Floor Premises pursuant this Section shall not release or discharge Landlord from any of its obligations to maintain and repair the Building and the Premises in accordance with the provisions of Paragraph 14(a) of the Lease or the other obligations of Landlord expressly set forth in the Lease. Notwithstanding the foregoing, Landlord shall, at Tenant’s request, remove any existing telephone and computer cabling within and exclusively serving in the Second Floor Premises, at Landlord’s expense.

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     4. Tenant Allowance.
     (a) Amount of Allowance. Landlord shall make available up to $756,805 (the “Tenant Allowance”) for reimbursement of the costs and expenses for work performed and materials provided in connection with remodeling the Premises following the date of this Amendment. The Tenant Allowance shall be payable solely to reimburse Tenant for costs and expenses of the type for which the Tenant Allowance was payable under Paragraph 5(a) of the Work Letter Agreement attached as Exhibit “C” to the Lease and the fees, costs and expenses described in this Exhibit as being payable from the Tenant Allowance, upon and subject to the terms and conditions set forth below.
     (b) Progress Payments. Landlord shall make progress payments to Tenant in respect of the Tenant Allowance within thirty (30) days after Landlord’s receipt of Tenant’s written payment request made in accordance with this subsection. Subject to the terms and conditions set forth in this subsection, the Tenant Improvement Allowance shall be payable in installments as and when costs are incurred and a payment request therefor is submitted by Tenant, provided that Tenant is not in monetary default under the Lease and Tenant is not otherwise in default thereunder beyond applicable notice and cure periods (and any amount not paid due to failure of this condition shall be paid upon cure of such failure, so long as the other conditions herein shall have been and continue to be satisfied). Each payment request shall include a copy of all supporting invoices (which Tenant is not required to have paid prior to submission of its payment request), conditional progress payment lien waivers (in the form prescribed by the California Civil Code) for all subcontractors or vendors performing work or providing materials for a cost in excess of $5,000, and pertinent back-up. Landlord shall fund the payment request within thirty (30) days following receipt of the application and supporting materials (subject to the conditions set forth above); provided that a ten percent (10%) retention shall be held on payments to Tenant until the final disbursement requirements (as described in subsection (c) below) are satisfied, and further provided that Landlord may, at its option, make payment by checks directly to Tenant’s contractors and vendors, or to make the checks payable jointly.
     (c) Disbursement of 10% Retention. Landlord shall disburse the 10% retention described in subsection (b) above within thirty (30) days after Landlord’s receipt of Tenant’s written request therefor and satisfaction of each of the following conditions (all of which constitute the final disbursement requirements): (i) Tenant is not in monetary default under the Lease and Tenant is not otherwise in default thereunder beyond applicable notice and cure periods; (ii) a Certificate of Occupancy has been issued for the Premises following completion of Tenant’s remodeling; (iii) Tenant has submitted to Landlord final and unconditional lien releases and waivers, from Tenant’s general contractor and from all subcontractors, materials suppliers and other persons performing labor and/or supplying materials valued in excess of $5,000 in connection with Tenant’s work; provided, however, that such lien releases and waivers may be conditional as to the amount of the ten percent (10%) retention; (iv) Tenant’s written request is accompanied by copies of invoices paid by Tenant in a total amount equal to or in excess of ninety (90%) of the amount of the Tenant Allowance; (v) Tenant’s remodeling work is complete and Tenant has recorded a notice of completion and provided Landlord with a copy thereof; and (vi) Tenant has delivered to Landlord the certification of Tenant’s architect that Tenant’s work has been completed in accordance the plans therefor approved by Landlord. If any of the lien releases and waivers delivered by Tenant are conditional, Landlord may, at its option, make payment by checks directly to Tenant’s contractors and vendors tendering conditional lien releases and waivers, or to make the checks payable jointly to Tenant and them.
     (d) Outside Date. Landlord shall have no obligation to pay or disburse any portion of the Tenant Allowance except to the extent that a payment request has been received by Landlord and the conditions set forth above (including cure of any default by Tenant) have been satisfied on or before than April 30, 2010.
     (e) Payments of Tenant Allowance. If a written request made by Tenant is not sufficient as the entire amount requested but is sufficient as to a lesser amount, Landlord will pay the lesser amount in respect of which Tenant’s request is sufficient. If Landlord shall fail to pay to Tenant any amount due to Tenant within the thirty (30) day time period provided in subsection (b) or (c) of Section 4 above, and if Landlord’s delinquency shall continue for thirty (30) days following Tenant’s written notice to Landlord of such delinquency (and it is undisputed that such amount is due), Landlord shall pay to Tenant a one-time late payment fee of five percent (5%) of the amount due.

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     5. Interpretation. All of Tenant’s Work shall be and constitute “Alterations” under and pursuant to the terms and conditions of the Lease, except that the terms of this Exhibit, and not Paragraph 13 of the Lease, shall govern the manner of the construction and installation of Tenant’s Work.
     6. Deferral of Second Floor Rent Commencement Date. The date of July 1, 2008 set forth in Section 3(b) of the Amendment to which this Exhibit is attached shall be deferred on a day-for-day basis for the period of any delay in the commencement or completion of Tenant’s Work to the extent resulting solely from the following: (a) the failure of Landlord to deliver the Second Floor Premises to Tenant at the time provided pursuant to Section 1(a) of this Exhibit; (b) the failure of Landlord to approve any item within the applicable time period set forth in this Exhibit (which time periods shall mean the initial time periods set forth in this Work Letter for Landlord’s consent, excluding any time period granted after a second notice before a matter is deemed approved); (c) unusual and unforeseeable delay resulting from any of the following: strikes, lock-outs or other labor troubles; riots, civil unrest or war; fire, earthquake, flood, or other natural disaster; an interruption of electricity or other utility service needed for performance of Tenant’s Work; or a moratorium generally imposed by the local jurisdiction on the granting of building permits, Tenant acknowledging that, other than in the event of a moratorium as provided above or delays caused by Landlord’s failure to acknowledge or consent to a building permit applicable within the time period herein required, such date shall not be subject to deferral by reason of any delays in obtaining a building permit for Tenant’s Work; or (d) Tenant’s cessation of Tenant’s Work following the failure of Landlord to make any payment to Tenant in respect of the Tenant Allowance within the thirty (30) day time period provided in subjection (b) or (c) of Section 4 above, if it is undisputed that such amount is due and Landlord’s delinquency shall have continued for thirty (30) days or more after Tenant’s written notice to Landlord of intention to cease work if the delinquency is not cured.
End of Tenant Improvement Exhibit

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